Exhibit 10.6

PERRY ELLIS INTERNATIONAL, INC.

CHANGE IN CONTROL SEVERANCE PLAN

AND SUMMARY PLAN DESCRIPTION

1.    Introduction. The purpose of this Perry Ellis International, Inc. Change in Control Severance Plan (the “Plan”) is to provide assurances of specified benefits to certain employees of the Company and its Affiliates whose employment is (i) involuntarily terminated other than for death, Disability, or Cause, or (ii) voluntarily terminated for Good Reason under the circumstances described in the Plan. See page 4 of the Plan for the definition of “Participant,” which describes the employees of the Company and its Affiliates eligible to participate in the Plan. This Plan is a “severance pay arrangement,” within the meaning of Section 3(2)(B)(i) of ERISA, that is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations §2510.3-2(b). This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.

2.    Important Terms. The following words and phrases, when the initial letter of the term is capitalized, will have the meanings set forth in this Section 2, unless a different meaning is plainly required by the context:

2.1    “Accrued Obligations” mean (i) a Participant’s Base Salary that is accrued but unpaid as of the date of such Participant’s Involuntary Termination, (ii) any amount arising from a Participant’s participation in, or benefits under, any employee benefit plans, programs or arrangements of the Company or its Affiliates (other than severance plans, programs or arrangements) or the Equity Plan (subject to the terms and conditions of the Equity Plan and any applicable award agreement thereunder), (iii) any accrued but unpaid vacation pay owed to the Participant in accordance with the Company’s or its Affiliates’ vacation policy and (iv) any accrued but unpaid business expenses that are reimbursable to a Participant pursuant to the Company’s or its Affiliates’ expense reimbursement policies and procedures.

2.2    “Administrator” means the Company, acting through the Compensation Committee or another duly constituted committee of members of the Board, or any Person to whom the Administrator has delegated any authority or responsibility with respect to the Plan pursuant to Section 12, but only to the extent of such delegation.

2.3    “Affiliate” means, (a) any Person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (b) to the extent provided by the Compensation Committee, any Person or entity in which the Company has a significant interest.

2.4    “Base Salary” means a Participant’s base salary as in effect immediately prior to such Participant’s Involuntary Termination or, if greater, at the level in effect immediately prior to the Change in Control.

2.5    “Board” means the board of directors of the Company.

2.6     “Cause” means (i) the failure by the Participant to perform, in a reasonable manner, his or her duties as assigned by the Company or its Affiliates; (ii) any violation or breach by the Participant of his or her employment, consulting or other similar agreement with the Company or its Affiliates, if any, or any policies and procedures established from time to time by the Company or its Affiliates, (iii) any violation or breach by the Participant of any noncompetition, non-solicitation, non-disclosure and/or other similar agreement with the Company or its Affiliates, (iv) any act by the Participant of dishonesty or bad faith with respect to the Company or its Affiliates, (v) any involvement by the Participant in fraud, misappropriation or embezzlement related to the business or property of the Company, or (vi) the commission by the Participant of any act, misdemeanor, or crime reflecting unfavorably upon the Participant or the Company or its Affiliates.

2.7    “Change in Control” means the occurrence of any of the following: (i) the acquisition by any Person of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) (the foregoing Beneficial Ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that the following acquisitions shall not constitute or result in a Change of Control: (v) any acquisition directly from the Company; (w) any acquisition by the Company; (x) any acquisition by any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below; or (ii) consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination or any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest) beneficially owns, directly or indirectly, 50% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or (iii) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

2.8    “Change in Control Period” means the time period beginning on the date of consummation of a Change in Control and ending on the date that is twelve (12) months following such Change in Control.

2.9    “Code” means the Internal Revenue Code of 1986, as amended.

2.10    “Company” means Perry Ellis International, Inc., a Florida corporation, and any successor that assumes the obligations of the Company under the Plan, by way of merger, acquisition, consolidation or other transaction.

2.11    “Compensation Committee” means the Compensation Committee of the Board.

2.12    “Disability” shall have the meaning set forth in the Equity Plan.

2.13    “Effective Date” means April 22, 2018, the date on which this Plan was adopted by the Compensation Committee.

2.14    “Equity Awards” means a Participant’s stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units and any other Company equity compensation awards that are outstanding as of immediately prior to the consummation of the Change in Control.

2.15    “Equity Plan” means, collectively, the Amended and Restated Perry Ellis International, Inc. 2015 Long Term Incentive Compensation Plan and the Second Amended and Restated Perry Ellis International, Inc. 2005 Long Term Incentive Compensation Plan.

2.16    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.17    “Good Reason” means the occurrence of any of the following events without a Participant’s express prior written consent: (i) a reduction in the Participant’s Base Salary or Target Bonus, each as in effect on the date immediately prior to the consummation of the Change in Control; (ii) a material diminution in the Participant’s authority or responsibilities with the Company as the same may be increased from time to time (other than in connection with the Participant’s physical or mental illness or incapacity); provided, that no diminution of authority or responsibilities, shall be deemed to occur if, following a Change of Control, the Participant otherwise retains the Participant’s authority or responsibilities relative to the Company (or its successor) as a subsidiary of such acquiror; or (iii) the relocation of the Participant’s principal place of employment to a location that increases the Participant’s one-way commute by more than fifty (50) miles; provided, that no event shall constitute “Good Reason” unless (x) the Participant gives the Company written notice of Participant’s objection to such event within thirty (30) days following such event, (y) such event is not corrected, in all material respects, by the Company or its Affiliate within thirty (30) days following the Company’s receipt of such notice and (z) the Participant resigns his or her employment with the Company and its Affiliates not more than thirty (30) days following the expiration of the thirty (30)-day correction period described in the foregoing clause (y).

2.18    “Incumbent Board” means the individuals who constitute the Board on the Effective Date.

2.19    “Involuntary Termination” means a termination of employment of a Participant under the circumstances described in Section 4.

2.20    “Multiplier” means the Multiplier applicable to a Participant, determined in accordance with Appendix A attached hereto.

2.21    “Participant” means each employee designated as a Tier I, II or III participant by the Compensation Committee.

2.22    “Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, governmental entity, unincorporated entity or other entity.

2.23    “Plan” means this Perry Ellis International, Inc. Change in Control Severance Plan, as set forth in this document, and as hereafter amended from time to time.

2.24    “Restrictive Covenants” with respect to a Participant means any written non-competition, non-solicitation, non-disclosure, non-disparagement, return of property or similar provisions or agreements between such Participant and the Company or any of its Affiliates.

2.25    “Section 409A Limit” means two (2) times the lesser of: (i) the Participant’s annualized compensation based upon the annual rate of pay paid to the Participant during the Participant’s taxable year preceding the Participant’s taxable year of the Participant’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Participant’s employment is terminated.

2.26    “Severance Period” means the period following a Participant’s Involuntary Termination as determined in accordance with Appendix A attached hereto.

2.27    “Target Bonus” means a Participant’s annual target cash incentive opportunity, as in effect immediately prior to such Participant’s Involuntary Termination or, if greater, at the level in effect immediately prior to the Change in Control.

3.    Eligibility for Severance Benefits. An individual is eligible for Severance Benefits only if he or she experiences an Involuntary Termination, as described in Section 4.

4.    Involuntary Termination During the Change in Control Period. If, during the Change in Control Period, (i) a Participant terminates his or her employment with the Company (or any Affiliate of the Company) for Good Reason, or (ii) the Company (or any Affiliate of the Company) terminates the Participant’s employment for a reason other than Cause, the Participant’s death or Disability (in either case, an “Involuntary Termination”), then, subject to the Participant’s compliance with Section 7, the Participant will receive the compensation and other benefits (the “Severance Benefits”) set forth in Section 5, subject to the terms and conditions of the Plan.

5.    Severance Benefits. If a Participant becomes eligible for Severance Benefits in accordance with Sections 3 and 4, the Company shall pay or provide (or cause to be paid or provided) to the Participant (in addition to the Accrued Obligations) the following Severance Benefits:

5.1    An aggregate payment equal to the product of the Multiplier and the Participant’s monthly Base Salary, payable in equal monthly installments during the Severance Period.

5.2    A prorated portion of the Participant’s annual cash bonus payable with respect to the calendar year in which the Involuntary Termination occurs, determined on a daily basis, based solely on the actual level of achievement of the applicable performance goals for such year, and payable if and when annual bonuses are paid to other similarly situated employees of the Company with respect to such year.

5.3    During the Severance Period, subject to the Participant’s timely election of (and continued eligibility for) continued health coverage pursuant to the federal law known as “COBRA,” the applicable COBRA premiums for the Participant and any eligible dependents who participated in the Company’s (or its Affiliate’s) health plan as of immediately prior to the date of the Participant’s Involuntary Termination; provided, that the Company (or its Affiliate) would not be subject to any excise tax under Section 4980D of the Code or other penalty or liability pursuant to the provisions of the Patient Protection and Affordable Care Act of 2010 (as amended from time to time) or other applicable law (or to the extent such COBRA subsidy is not permitted under the terms of the applicable benefit plan or applicable law). For the avoidance of doubt, the Participant’s health benefit coverage from the Company (or its Affiliate) during the Severance Period shall run concurrent with the health continuation coverage period mandated by Section 4980B of the Code.

5.4    Any outstanding Equity Awards shall be treated in the manner provided in the Equity Plan and the award agreements issued to the Participant thereunder.

6.    Limitation on Payments. In the event that the severance and other benefits provided for in this Plan or otherwise payable to a Participant (i) constitute “parachute payments” within the meaning of Section 280G of the Code (“280G Payments”), and (ii) but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the 280G Payments will be either:

6.1.1    delivered in full, or

6.1.2    delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Participant, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in the 280G Payments is necessary so that no portion of such benefits are subject to the Excise Tax, reduction will occur in the following order: (i) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Section 280G of the Code); (ii) a pro rata reduction of (A) cash payments that are subject to Section 409A as deferred compensation and (B) cash payments not subject to Section 409A of the Code; (iii) a pro rata reduction of (A) employee benefits that are subject to Section 409A as deferred compensation and (B) employee benefits not subject to Section 409A; and (iv) a pro rata cancellation of (A) accelerated vesting of equity awards that are subject to Section 409A as deferred compensation and (B) equity awards not subject to Section 409A. In the event that acceleration of vesting of equity awards is to be canceled, such acceleration of vesting will be canceled in the reverse order of the date of grant of a Participant’s equity awards.

Any determination required under this Section 6 will be made in writing by the Company’s independent public accountants immediately prior to the Change in Control or such other Person to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon the Participant and the Company. For purposes of making the calculations required by this Section 6, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Participant and the Company will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 6. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 6.

7.    Conditions to Receipt of Severance Benefits.

7.1    Release Agreement. As a condition to receiving the Severance Benefits, each Participant will be required to sign and not revoke a separation and release of claims agreement in the form attached hereto as Appendix B (the “Release”). In all cases, the Release must become effective and irrevocable no later than the sixtieth (60th) day following the Participant’s Involuntary Termination (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, the Participant will forfeit any right to the Severance Benefits. In no event will the Severance Benefits be paid or provided until the Release becomes effective and irrevocable.

7.2    Restrictive Covenants. As a condition to receiving the Severance Benefits, each Participant shall comply with the restrictive covenants set forth on Appendix C.

8.    Timing of Severance Benefits. Provided that the Release becomes effective and irrevocable by the Release Deadline Date and subject to Section 10, the Severance Benefits will be paid, or in the case of installments, will commence, on the first Company payroll date following the Release Deadline Date (such payment date, the “Severance Start Date”), and any Severance Benefits otherwise payable to the Participant during the period immediately following the Participant’s termination of employment with the Company through the Severance Start Date will be paid in a lump sum to the Participant on the Severance Start Date, with any remaining payments to be made as provided in this Plan.

9.    Exclusive Benefit. The Severance Benefits shall be the exclusive benefit for a Participant related to termination of employment and/or Change in Control during the Change in Control Period (including, without limitation, under any applicable employment or severance agreement or plan).

10.    Section 409A.

10.1    Notwithstanding anything to the contrary in this Plan, no Severance Benefits to be paid or provided to a Participant, if any, under this Plan that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or provided until the Participant has a “separation from service” within the meaning of Section 409A. Similarly, no Severance Benefits payable to a Participant, if any, under this Plan that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until the Participant has a “separation from service” within the meaning of Section 409A.

10.2    It is intended that the Severance Benefits will be either exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 10.4 below or as resulting from an involuntary separation from service as described in Section 10.5 below or will be compliant with Section 409A. In no event will a Participant have discretion to determine the taxable year of payment of any Deferred Payment.

10.3    Notwithstanding anything to the contrary in this Plan, if a Participant is a “specified employee” within the meaning of Section 409A at the time of the Participant’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following the Participant’s separation from service, will become payable on the date six (6) months and one (1) day following the date of the Participant’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of the Participant’s death following the Participant’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Participant’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Plan is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

10.4    Any amount paid under this Plan that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of this Section 10.

10.5    Any amount paid under this Plan that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of this Section 10.

10.6    The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the Severance Benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. Notwithstanding anything to the contrary in the Plan, including but not limited to Sections 12 and 15, the Company reserves the right to amend the Plan as it deems necessary or advisable, in its sole discretion and without the consent of the Participants, to comply with Section 409A or to avoid income recognition under Section 409A prior to the actual payment of Severance Benefits or imposition of any additional tax. In no event will the Company reimburse a Participant for any taxes or other costs that may be imposed on the Participant as result of Section 409A.

11.    Withholdings. The Company will withhold from any Severance Benefits all applicable U.S. federal, state, local and non-U.S. taxes required to be withheld and any other required payroll deductions.

12.    Administration. The Company is the administrator of the Plan (within the meaning of section 3(16)(A) of ERISA). The Plan will be administered and interpreted by the Administrator; provided, that, during the Change in Control Period, the Administrator shall not have discretionary authority in the administration of the Plan, and any court or tribunal that adjudicates any dispute, controversy or claim arising under, in connection with or related to the Plan will apply a de novo standard of review to any determinations made by the Administrator, and such de novo standard shall apply notwithstanding the administrative authority granted hereunder to the Administrator or characterization of any decision by the Administrator as final, binding or conclusive on any party. The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. In accordance with Section 2.2, the Administrator (a) may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan, and (b) has the authority to act for the Company (in a non-fiduciary capacity) as to any matter pertaining to the Plan; provided, however, that any Plan amendment or termination or any other action that reasonably could be expected to increase materially the cost of the Plan must be approved by the Board.

13.    Eligibility to Participate. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Sections 2.2 and 12 each such officer will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act upon or make determinations regarding any matters pertaining specifically to his or her own benefit or eligibility under the Plan. The Administrator will act upon and make determinations regarding any matters pertaining specifically to the benefit or eligibility of each such officer under the Plan.

14.    Effectiveness. The Plan became effective upon the Effective Date.

15.    Amendment or Termination. The Company, by action of the Administrator, reserves the right to amend or terminate the Plan (including any appendices or annexes thereto) at any time, without advance notice to any Participant and without regard to the effect of the amendment or termination on any Participant or on any other individual, subject to the following. Any amendment or termination of the Plan (or any appendix or exhibit thereto) will be in writing. Notwithstanding the foregoing, any amendment to the Plan (or any appendix or exhibit thereto) that (a) causes an individual to cease to be a Participant, or (b) adversely affects the Severance Benefits potentially payable to a Participant (including, without limitation, imposing additional conditions or modifying the amount or timing of payment), will not be effective without the consent of such Participant, unless such amendment is required by law or a written notice is provided to such Participant at least one (1) year in advance of such amendment; provided, that no such amendments shall be effective during the Change in Control Period. Any action of the Company in amending or terminating the Plan (or any appendix or exhibit thereto) will be taken in a non-fiduciary capacity.

16.    Claims and Appeals.

16.1.1    Claims Procedure. Any employee or other Person who believes he or she is entitled to any Severance Benefits may submit a claim in writing to the Administrator within ninety (90) days of the earlier of (i) the date the claimant learned the amount of his or her Severance Benefits or (ii) the date the claimant learned that he or she will not be entitled to any Severance Benefits. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial. The denial notice will be provided within ninety (90) days after the claim is received. If special circumstances require an extension of time (up to ninety (90) days), written notice of the extension will be given within the initial ninety (90)-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.

16.1.2    Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within sixty (60) days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of its decision on review within sixty (60) days after it receives a review request. If additional time (up to sixty (60) days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

17.    Attorneys’ Fees. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Plan.

18.    Source of Payments. All payments under the Plan will be paid from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any Person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.

19.    Inalienability. In no event may any current or former employee of the Company or any of its subsidiaries or Affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

20.    No Enlargement of Employment Rights. Neither the establishment or maintenance or amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to continue to be an employee of the Company. The Company expressly reserves the right to discharge any of its employees at any time, with or without Cause. However, as described in the Plan, a Participant may be entitled to Severance Benefits depending upon the circumstances of his or her termination of employment.

21.    No Setoff. The Company’s obligation to pay or provide (or cause to be paid or provided) the Severance Benefits and otherwise to perform its obligations hereunder shall be absolute and unconditional and shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action which the Company may have against a Participant or others. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to such Participant under any provisions of this Plan and no amounts received from other employment shall serve to mitigate the payments hereunder.

22.    Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) shall assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.

23.    Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the state of Florida (but not its conflict of laws provisions).

24.    Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

25.    Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

26.    Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its Board, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such Person by the Company.

27.	Additional Information.

	Plan Name:	Perry Ellis International, Inc. Change in Control Severance Plan

	Plan Sponsor:	Perry Ellis International, Inc. c/o General Counsel 3000 N.W. 107th Avenue Miami, Florida 33172 (305) 592-2830

	Identification Numbers:	EIN: 59-1162998 PLAN: 503

	Plan Year:	Company’s fiscal year (i.e., December 31)

	Plan Administrator:	Perry Ellis International, Inc. Attention: Administrator of the Perry Ellis International, Inc. Change in Control Severance Plan 3000 N.W. 107th Avenue Miami, Florida 33172 (305) 592-2830

	Agent for Service of Legal Process:	Perry Ellis International, Inc. Attention: General Counsel 3000 N.W. 107th Avenue Miami, Florida 33172 (305) 592-2830

	Type of Plan Plan Costs:	Service of process also may be made upon the Administrator. Severance Plan The cost of the Plan is paid by the Company.

28.    Statement of ERISA Rights.

Participants under the Plan have certain rights and protections under ERISA:

28.1.1    Participants may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor. These documents are available for Participants’ review in the Company’s Human Resources Department.

28.1.2    Participants may obtain copies of all Plan documents and other Plan information upon written request to the Administrator. A reasonable charge may be made for such copies.

In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of the other Participants. No one, including the Company or any other Person, may fire a Participant or otherwise discriminate against a Participant in any way to prevent a Participant from obtaining a benefit under the Plan or exercising his or her rights under ERISA. If a Participant’s claim for a severance benefit is denied, in whole or in part, such Participant must receive a written explanation of the reason for the denial. Participants have the right to have a denial of their claim reviewed. (The claim review procedure is explained in Section 16 above.)

Under ERISA, there are steps Participants can take to enforce the above rights. For example, if a Participant requests materials and does not receive them within thirty (30) days, he or she may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay the Participant up to $110 a day until he or she receives the materials, unless the materials were not sent due to reasons beyond the control of the Administrator. If a Participant has a claim which is denied or ignored, in whole or in part, the Participant may file suit in a federal court. If it should happen that the Participant is discriminated against for asserting his or her rights, he or she may seek assistance from the U.S. Department of Labor, or may file suit in a federal court.

In any case, the court will decide who will pay court costs and legal fees. If a Participant is successful, the court may order the Person a Participant has sued to pay these costs and fees. If a Participant loses, the court may order the Participant to pay these costs and fees, for example, if it finds that the Participant’s claim is frivolous.

If a Participant has any questions regarding the Plan, he or she should contact the Administrator. If a Participant has any questions about this statement or about his or her rights under ERISA, he or she may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in his or her telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. Participants also may obtain certain publications about their rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Appendix A

Participant Multipliers

Participant Level	Multiplier	Severance Period

Tier I	18	18 months

Tier II	12	12 months

Tier III	1 for each year of service with the Company, with a minimum of 6 and a maximum of 9	1 month for each year of service with the Company, with a minimum of 6 months and a maximum of 9 months

A-1

Appendix B

Form of Release

WAIVER AND RELEASE OF CLAIMS

In connection with the termination of employment of [•] (the “Participant”), and as required under the Perry Ellis International, Inc. Change in Control Severance Plan (the “Plan”) to be eligible for Severance Benefits, the Participant agrees as follows. All capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

1.    Release of Claims

In partial consideration of the Severance Benefits, to which the Participant agrees that the Participant is not entitled until and unless the Participant executes this waiver and release of claims (this “Release”) and it becomes effective in accordance with the terms hereof, the Participant, for and on behalf of the Participant and the Participant’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, subject to the proviso in the penultimate sentence of this Section 1, hereby waives and releases any common law, statutory or other complaints, claims, charges or causes of action of any kind whatsoever, both known and unknown, in law or in equity, which the Participant ever had, now has or may have against the Company and its former, present or future shareholders, parents, subsidiaries, affiliates, predecessors, successors, assigns, directors, officers, partners, members, managers, employees, trustees (in their official and individual capacities), employee benefit plans and their administrators and fiduciaries (in their official and individual capacities), representatives or agents and each of their affiliates, successors and assigns (collectively, the “Releasees”), by reason of facts or omissions which have occurred on or prior to the date that the Participant signs this Release, including, without limitation, any complaint, charge or cause of action arising out of the Participant’s employment or termination of employment, or any term or condition of that employment, or arising under federal, state, local or foreign laws pertaining to employment, including, without limitation, the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the Older Workers Benefit Protection Act, the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Worker Adjustment Retraining and Notification Act and similar state laws, the Equal Pay Act, the Fair Labor Standards Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Florida Civil Rights Act of 1992, any and all claims/actions for retaliation which have been or could have been raised under Florida’s Workers’ Compensation Act (Florida Statute § 440.205), the Florida Private Sector Whistle-Blower Act (Florida Statute § 448.101-105), the Florida Equal Pay Act, any claims under Florida Statute § 448.08 for unpaid wages, waivable rights under the Florida Constitution and any other federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs. The Participant further agrees that this Release may be pleaded as a full defense to any action, suit, arbitration or other proceeding covered by the terms hereof which is or may be initiated, prosecuted or maintained by the Participant, the Participant’s descendants, dependents, heirs, executors, administrators or permitted assigns. By signing this Release, the Participant acknowledges that the Participant intends to waive and release any rights known or unknown that the Participant may have against the Releasees under these and any other laws; provided, that the Participant does not waive or release claims with respect to (i) any rights the Participant may have to the Severance Benefits, (ii) any claims or rights under the Company’s indemnification policy in accordance with the by-laws of the Company, or any rights the Participant may have as an insured under any directors and officers liability insurance policies, (iii) vested rights to benefits under Company employee benefit plans (including the Equity Plan), (iv) any rights to unemployment, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable law, and (v) rights that cannot be released as a matter of law (collectively, the “Unreleased Claims”). The Participant hereby waives any and all claims to reemployment with the Company or any of its Affiliates and affirmatively agrees not to seek further employment with the Company or any of its Affiliates.

If the Participant has worked or is working in California, the Participant expressly agrees to waive the protection of Section 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

2.    Proceedings

The Participant acknowledges that the Participant has not filed any complaint, charge, claim or proceeding against any of the Releasees before any local, state, federal or foreign agency, court, arbitrator, mediator, arbitration or mediation panel or other body (each individually, a “Proceeding”). The Participant represents that the Participant is not aware of any basis on which such a Proceeding could reasonably be instituted; provided, that if the Participant is aware of any basis on which such a Proceeding could reasonably be instituted, then the Participant has disclosed such basis to the Company in writing. The Participant (i) acknowledges that the Participant shall not initiate or cause to be initiated on the Participant’s behalf any Proceeding (except with respect to an Unreleased Claim) and shall not participate in any Proceeding (except with respect to an Unreleased Claim), in each case, except as required by law, and (ii) waives any right the Participant may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, the Participant understands that, by executing this Release, the Participant shall be limiting the availability of certain remedies that the Participant may have against the Company and limiting also the ability of the Participant to pursue certain claims against the Releasees. Notwithstanding the above, nothing in Section 1 of this Release shall prevent the Participant from (a) initiating or causing to be initiated on the Participant’s behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of the Participant’s claims under ADEA contained in Section 1 of this Release (but no other portion of such waiver); (b) enforcing the Participant’s rights to receive the Severance Benefits; or (c) initiating or participating in an investigation or proceeding conducted by the EEOC.

3.    Time to Consider

The Participant acknowledges that the Participant has been advised that the Participant has [twenty-one (21)][forty-five (45)] days from the date of receipt of this Release to consider all the provisions of this Release and to the extent the Participant signs this Release prior to the expiration of such period the Participant does hereby knowingly and voluntarily waive the remaining portion of such [twenty-one (21)][forty-five (45)] day period. THE PARTICIPANT FURTHER ACKNOWLEDGES THAT THE PARTICIPANT HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, AND HAS IN FACT, CONSULTED AN ATTORNEY AND FULLY UNDERSTANDS THAT BY SIGNING BELOW THE PARTICIPANT IS GIVING UP CERTAIN RIGHTS WHICH THE PARTICIPANT MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION 1 OF THIS RELEASE AND THE OTHER PROVISIONS HEREOF. THE PARTICIPANT ACKNOWLEDGES THAT THE PARTICIPANT HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE, AND THE PARTICIPANT AGREES TO ALL OF ITS TERMS VOLUNTARILY.

4.    Revocation

The Participant hereby acknowledges and understands that the Participant shall have seven (7) days from the date of execution of this Release to revoke this Release (including, without limitation, any and all claims arising under ADEA) and that neither the Company nor any other person is obligated to provide any payments or benefits to the Participant pursuant to the Plan until eight (8) days have passed since the Participant’s signing of this Release without the Participant having revoked this Release (such eighth (8th) day, on which the Release becomes irrevocable and effective, the “Release Effective Date”). If the Participant revokes this Release, the Participant shall be deemed not to have accepted the terms of this Release, and no action shall be required of the Company under any section of this Release. Any revocation of this Release must be made in writing and delivered to the Company at the Plan Sponsor address provided in Section 27 of the Plan.

5.    Remedies. The Participant understands and agrees that if the Participant breaches any provisions of this Release or fails to timely execute and deliver this Release, or timely revokes the Participant’s acceptance of its terms, in addition to any other legal or equitable remedy the Company may have, the Company shall be entitled to cease making any payments or providing any benefits to the Participant under Section 5 of the Plan, and the Participant shall reimburse the Company for all attorneys’ fees and costs incurred by it arising out of any such breach, including in defending against any suit brought by the Participant against the Released Parties. The remedies set forth in this paragraph shall not apply to any challenge to the validity of the waiver and release of the Participant’s rights under ADEA. In the event that the Participant challenges the validity of the waiver and release of the Participant’s rights under ADEA, then the Company’s right to attorneys’ fees and costs shall be governed by the provisions of ADEA, so that the Company may recover such fees and costs if the lawsuit is brought by the Participant in bad faith. Any such action permitted by this Section, however, shall not affect or impair any of the Participant’s obligations under this Release, including without limitation, the release of claims in Section 1 hereof. The Participant agrees further that nothing herein shall preclude the Company from recovering attorneys’ fees, costs or any other remedies specifically authorized under applicable law.

6.    No Admission

This Release does not constitute an admission of liability or wrongdoing of any kind by the Participant or the Company.

7.    Certain Specific Acknowledgements

The Participant acknowledges that he or she has received a copy of, read, and understands the Plan, and further acknowledges and agrees that (i) as a condition to the receipt of the Severance Benefits, the Participant confirms by execution of this Release that the Participant is bound by the Restrictive Covenants, and (ii) in accordance with Section 7 of Appendix C to the Plan, upon the Participant’s violation of any of the provisions of the Plan or the Restrictive Covenants, the Severance Benefits shall immediately terminate and Participant shall forfeit all rights thereto.

8.    General Provisions

The provisions of this Release shall be binding upon the Participant’s heirs, executors, administrators, legal representatives and assigns. A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon the Participant and the Releasees.

9.    Governing Law

The validity, interpretations, construction and performance of this Release shall be governed by the laws of the State of Florida without giving effect to conflict of laws principles.

*    *    *    *    *

IN WITNESS WHEREOF, the Participant has executed and delivered this Release as of the date written below.

DATE	[ ● ]

Appendix C

Restrictive Covenants

1.    Restrictive Covenants.

1.1.    the Participant acknowledges and agrees that he or she shall not, at any time during his or her employment with the Company and its Affiliates or during the Severance Period (the “Restricted Period”):

1.1.1.    engage (either as owner, investor, partner, stockholder, employer, employee, consultant, advisor or director) in any business in which the Participant has been directly engaged on behalf of the Company, or has supervised as an employee thereof, during the prior two (2)-year period (or, if earlier, the two (2)-year period ending on the date of the Participant’s Involuntary Termination), or which was engaged in or planned by the Company at the relevant time (or, if earlier, on the date of the Participant’s Involuntary Termination), in any geographic area in which such business was conducted or planned to be conducted;

1.1.2.    induce any customers of the Company with whom the Participant has had contacts or relationships, directly or indirectly, during and within the scope of the Participant’s employment with the Company, to curtail or cancel their business with the Company;

1.1.3.    induce, or attempt to influence, any employee of the Company to terminate employment with the Company; or

1.1.4.    solicit, hire or retain as an employee or independent contractor, or assist any third party in the solicitation, hiring or retention as an employee or independent contractor, any person who during the twelve (12) months preceding such solicitation, hiring or retention was an employee of the Company;

provided, however, that the ownership of not more than one percent (1%) of the equity securities of any company having securities listed on an exchange or regularly traded in the over-the-counter market shall not, of itself, be deemed inconsistent with Section 1.1.1. The Restricted Period shall be tolled during (and shall be deemed automatically extended by) any period in which the Participant is in violation of any of the provisions of this Section 1. Notwithstanding anything to the contrary contained herein, the covenants contained in Sections 1 through 5 of this Appendix C are in addition to, and not in lieu of, and do not amend or modify, any other similar restrictive covenants that run in favor of the Company and by which the Participant is bound.

1.2.    Each of the covenants contained in Section 1.1.1, 1.1.2, 1.1.3 and 1.1.4 are separate and distinct commitments that are independent of each other. In the event that the terms of this Section 1 shall be determined by a final and non-appealable judicial decision by a court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

2.    Cooperation. A Participant will at all times during the Restricted Period assist the Company in the defense of any claims or potential claims that may be made or threatened to be made against the Company in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, and will assist the Company in the prosecution of any claims that may be made by the Company in any such action, suit or proceeding, to the extent that such claims may relate to such Participant’s employment or the period of such Participant’s employment by the Company. Such Participant shall, unless precluded by law, promptly inform the Company if the Participant is asked to participate (or otherwise become involved) in any action, suit or proceeding involving such claims or potential claims. Such Participant also shall, unless precluded by law, promptly inform the Company if Participant is asked to assist in any investigation (whether governmental or otherwise) of the Company (or its actions), regardless of whether a lawsuit has then been filed against the Company with respect to such investigation. Such Participant shall be entitled to reimbursement, upon receipt by the Company of suitable documentation, for Participant’s reasonable out-of-pocket expenses and any other expenses that are pre-approved by the Company, in either case, for the assistance provided under this Section. Notwithstanding the foregoing, the provisions of this Section 2 with respect to reimbursement of expenses shall in no way affect the Participant’s rights to be indemnified and/or advanced expenses in accordance with the Company’s corporate documents and/or in accordance with this Plan.

3.    Nondisclosure of Confidential Information. Except as required in the faithful performance of a Participant’s duties with the Company, during the period of such Participant’s employment with the Company and in perpetuity thereafter, the Participant shall maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for the Participant’s benefit or the benefit of any Person, any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, protocols, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Confidential Information”), or deliver to any Person any document, record, notebook, computer program or similar repository of or containing any such Confidential Information. Upon the Participant’s termination of employment for any reason, the Participant shall promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents or any other documents concerning the Company’s Confidential Information, customers, business plans, marketing strategies, products or processes. The Participant may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process.

Notwithstanding anything to the contrary contained herein, nothing in this Plan shall prohibit a Participant from reporting possible violations of federal law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Such Participant does not need the prior authorization of the Company to make any such reports or disclosures and the Participant is not required to notify the Company that the Participant has made such reports or disclosures.

4.    Intellectual Property Rights. 4.1. The results and proceeds of a Participant’s services for the Company (including, but not limited to, any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed while an employee of the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by such Participant, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to such Participant whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company under the immediately preceding sentence, then such Participant hereby irrevocably assigns and agrees to assign any and all of Participant’s right, title and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company, and the Company shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company without any further payment to Participant whatsoever. As to any Invention that a Participant is required to assign, such Participant shall promptly and fully disclose to the Company all information known to Participant concerning such Invention. Each Participant hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that Participant now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

4.2.    A Participant shall, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including the execution of appropriate copyright and/or patent applications or assignments. To the extent a Participant has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, such Participant unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 4.2 is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of the Company’s being a Participant’s employer. A Participant further shall, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, assist the Company in every proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. A Participant shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, a Participant shall execute, verify and deliver assignments of such Proprietary Rights to the Company or its designees. A Participant’s obligations under this Section 4.2 shall continue until the end of the Restricted Period.

4.3.    Notwithstanding anything to the contrary contained herein, a Participant shall not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If a Participant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Participant may disclose the Company’s trade secrets to the Participant’s attorney and use the trade secret information in the court proceeding if the Participant: (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

5.    Nondisparagement. A Participant shall not, at any time during the Participant’s employment and following the Participant’s termination of employment for any reason, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company or its officers, directors, employees, advisors, businesses or reputations.

6.    Company Defined. As used in this Appendix C, the term “Company” shall include the Company and any direct or indirect subsidiaries and Affiliates thereof and any successors thereto.

7.    Violation of Conditions. The payment of the Severance Benefits will terminate immediately for a Participant if the Participant, at any time, violates any of the provisions of the Plan or the Restrictive Covenants contained in this Appendix C.

C-4